Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is effective as of November 1, 2021 (the “Effective Date”) by and between XL Fleet Corp. (the “Company”), a Delaware corporation, and Eric Tech (“Executive”).

1.            Roles and Duties.

(a)       Chief Executive Officer Role. Subject to the terms and conditions of this Agreement, the Company shall employ Executive as its Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”). Executive shall have such duties and responsibilities as are reasonably determined by the Board and are consistent with the duties customarily performed by Executive’s position in a similarly situated company in the United States. Executive accepts such employment upon the terms and conditions set forth herein, and agrees to perform such duties and discharge such responsibilities to the best of Executive’s ability. During Executive’s employment, Executive shall devote all of Executive’s business time and energies to the business and affairs of the Company. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) performing services for such other companies as the Company may designate or permit; (ii) serving, with the prior written consent of the Board, which consent shall not be unreasonably withheld, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses or charitable, educational or civic organizations; (iii) engaging in charitable activities and community affairs; and (iv) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), (iii) and (iv) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder.

(b)       Board Membership. Executive shall serve as a member of the Board during the Term (as defined below) of Executive’s employment. The Company or the applicable Board committee will recommend Executive to the Board for nomination, and the Board shall nominate Executive for election and, as appropriate, reelection to the Board. Executive understands and agrees that, regardless of whether he is serving as on the Board at the time, Executive shall not participate in any deliberations or actions undertaken by the Board with respect to any determination that the Board may consider reaching with respect to matters covered by Sections 2 or 3 below. Executive’s service as a Board member shall be without further compensation. Upon termination of Executive's employment with the Company, for any reason, Executive shall resign immediately from the Board and from any officer or board positions at any affiliate, if any, for which Executive is then currently serving as a director or officer at the time of termination of employment. Executive agrees to execute such documents, if any, as are reasonably necessary or appropriate to effectuate such resignations. In the absence of any other written resignation proffered to the Board, this Agreement, upon such termination, shall constitute such a written resignation.

2.            Term of Employment.

(a)                Term. Subject to the terms hereof, Executive’s employment hereunder shall commence on December 1, 2021 (the “Commencement Date”) and shall continue until terminated hereunder by either party (such term of employment shall be referred to herein as the “Term”).

(b)          Termination. Notwithstanding anything else contained in this Agreement, Executive’s employment hereunder shall terminate upon the earliest to occur of the following:

(i)           Death. Immediately upon Executive’s death;

(ii)          Termination by the Company.

(A)                If because of Executive’s Disability (as defined below in Section 2(c)), written notice by the Company to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective on the date of such notice or such later date as specified in writing by the Company;

(B)                If for Cause (as defined below in Section 2(d)), written notice by the Company to Executive that Executive’s employment is being terminated for Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by the Company, provided that if prior to the effective date of such termination Executive has cured the circumstances giving rise to the Cause (if capable of being cured as provided in Section 2(d)), then such termination shall not be effective; or

(C)                If by the Company for reasons other than under Sections 2(b)(ii)(A) or (B), written notice by the Company to Executive that Executive’s employment is being terminated, which termination shall be effective thirty (30) days after the date of such notice.

(iii)         Termination by Executive.

(A)                If for Good Reason (as defined below in Section 2(e)), written notice by Executive to the Company that Executive is terminating Executive’s employment for Good Reason and that sets forth the factual basis supporting the alleged Good Reason, which termination shall be effective thirty (30) days after the date of such notice; provided that if prior to the effective date of such termination the Company has cured the circumstances giving rise to the Good Reason if capable of being cured as provided in Section 2(e), then such termination shall not be effective; or

(B)                If without Good Reason, written notice by Executive to the Company that Executive is terminating Executive’s employment, which termination shall be effective no fewer than sixty (60) days after the date of such notice unless waived, in whole or in part, by the Company.

Notwithstanding anything in this Section 2(b), the Company may at any point, under the conditions set forth in Section 2(b)(ii)(B), terminate Executive’s employment for Cause prior to the effective date of any other termination contemplated hereunder; provided that if prior to the effective date of such for-Cause termination Executive has cured the circumstances giving rise to the Cause (if capable of being cured as provided in Section 2(d)), then such termination shall not be effective.

(c)            Definition of “Disability”. For purposes of this Agreement, “Disability” shall mean Executive’s incapacity or inability to perform Executive’s duties and responsibilities as contemplated herein by reason of a medically determinable mental or physical impairment for one hundred twenty (120) days or more within any one (1) year period (cumulative or consecutive), which impairment can reasonably be expected to result in death or can be expected to last for a continuous period of not less than six (6) months. The determination that Executive is disabled hereunder, if disputed by the parties, shall be resolved by a physician reasonably satisfactory to Executive and the Company, at the Company’s expense, and the determination of such physician shall be final and binding upon both Executive and the Company. Executive hereby consents to such examination and consultation by a physician. The Company will keep all information it receives as a result of such inquiry and determination confidential and will not use it for any purpose other than in connection with exercising its rights under this Agreement.

(d)           Definition of “Cause”. As used herein, “Cause” shall mean: (i) Executive’s act(s) of gross negligence, willful misconduct or material dishonesty in the course of Executive’s employment hereunder, provided that the Board first provides Executive with written notice of such conduct and thirty (30) days to cure such conduct; (ii) misappropriation (or attempted misappropriation) by Executive of any assets of the Company or any of its affiliates; (iii) the commission or attempted commission of any act of fraud or embezzlement by Executive; (iv) willful violation of any law or regulation which adversely and materially affects Executive’s ability to discharge Executive’s duties or has a direct, substantial and adverse effect on the Company; (v) Executive’s material breach of this Agreement provided that the Company first provides Executive with written notice of such conduct and thirty (30) days to cure such conduct, if curable; (vi) any other intentional misconduct by Executive adversely materially affecting the business or affairs of the Company or any of its affiliates.

(e)           Definition of “Good Reason”. As used herein, “Good Reason” shall mean any of the following occurrences without Executive’s consent: (i) relocation of Executive’s principal business location to a location more than fifty (50) miles from Executive’s then-current business location; (ii) a material diminution in Executive’s duties, authority or responsibilities; (iii) a material reduction in Executive’s Base Salary (other than an across the board reduction applying to other executives of the Company); or (iv) willful and material breach by the Company of its covenants and/or obligations under this Agreement; provided that, in each of the foregoing clauses (i) through (iv) (A) Executive provides the Company with written notice that Executive intends to terminate Executive’s employment hereunder for one of the grounds set forth in this Section 2(e) within thirty (30) days of such ground occurring, (B) if such ground is capable of being cured, the Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (C) Executive terminates by written notice Executive’s employment within sixty-five (65) days from the date that Executive provides the notice contemplated by clause (A) of this Section 2(e). For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason, and failure to adhere to such conditions in the event of Good Reason shall not disqualify Executive from asserting Good Reason for any subsequent occurrence of Good Reason. For purposes of this Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences for either party with respect to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, and any successor statute, regulation and guidance thereto (the “Code”).

3.            Compensation.

(a)            Base Salary. The Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of Six Hundred Thousand Dollars ($600,000.00). The Base Salary shall be payable in substantially equal periodic installments in accordance with the Company’s payroll practices as in effect from time to time. The Company shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates. The Board or an appropriate committee thereof shall, on an annual basis, review the Base Salary, which may be adjusted at the Company’s discretion. The amount of any salary increase will be determined by the Board in its discretion.

(b)            Annual Performance Bonus. Executive shall be eligible to receive an annual cash bonus (the “Annual Performance Bonus”) pursuant to the Company’s bonus plan offered to Company executives. With the exceptions for calendar years 2021 and 2022 provided below, the Annual Performance Bonus potential shall be in an amount no greater than eighty percent (80%) of Executive’s Base Salary and shall be based on factors such as Executive’s work performance, Company financial performance and business forecasts, the Company’s determination of Executive’s achievement of milestones for the applicable year as defined by the Board or Compensation Committee, and economic conditions generally. The amount of the Annual Performance Bonus shall be determined by the Board or Compensation Committee in its sole discretion, and shall be paid to Executive no later than March 15th of the calendar year immediately following the calendar year in which it was earned. With the exception of the Annual Performance Bonus for calendar year 2022 (the “2022 Bonus”), Executive must be employed by the Company on the date that the Annual Performance Bonus is paid to Executive in order to be eligible for, and to be deemed as having earned, such Annual Performance Bonus. The Company shall deduct from the Annual Performance Bonus all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates. Executive acknowledges and agrees that he shall not be entitled to any Annual Performance Bonus for calendar year 2021. For the 2022 Bonus only, if Executive is employed by the Company as of December 31, 2022, , with advance approval from the Board, the Company agrees to pay Executive an Annual Performance Bonus in the amount of Four Hundred Eighty Thousand Dollars ($480,000.00), less applicable taxes and withholdings.

(c)             Equity. As a material inducement to the Executive joining the Company subject to the approval of the Board, Executive shall be granted a one-time equity award (the “Initial Award”) with an aggregate grant date fair value of $1.8M. The Initial Award is intended as an inducement award under NYSE Rule 303A.08 and will consist of 30% restricted stock units (the “RSU”) and 70% stock options (the “Stock Option”). The number of shares underlying the RSU will be determined by dividing (A) $540,000 by (B) the closing price of the Common Stock on the New York Stock Exchange on the date of the grant (rounded down to the nearest whole share) and the number of shares underlying the Stock Option will be determined based on an aggregate grant date fair value of $1.26M based on a Black Scholes valuation as of the date of the grant (rounded to the nearest whole share). The Stock Option will be a non-qualified stock option and will have a closing price of the Common Stock on the NYSE on the date of grant. The RSU and Stock Option shall be evidenced in an RSU agreement and option agreement to be provided by the Company. As more fully explained in the RSU agreement or stock option agreement, the RSU will vest 25% on the first anniversary of the Commencement Date with the remainder vesting in equal quarterly installments over the following three years and the Stock Option will vest 25% on the first anniversary of the Commencement Date with the remainder vesting in equal monthly installments over the next three years, provided that Executive remains employed by Company on each vesting date (except as otherwise provided in such agreement). Commencing with the 2022 performance year and thereafter, Executive will be eligible for an annual equity award of up to 200% of Base Salary subject to such time and performance vesting as determined by the Board or the Compensation Committee at the time of the grant. The amount of any annual equity award in calendar year 2022 and thereafter, if any, shall be determined in the sole discretion of the Board or the Compensation Committee following consideration of Company financial performance and business forecasts, EPS, stock prices, and other factors as may be determined by the Board or the Compensation Committee.

(d)           Signing Bonus.  Executive shall be entitled to a signing bonus in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00).  This signing bonus will be paid in one lump sum on the first regularly scheduled pay date after the Commencement Date.  The signing bonus is taxable, and all regular taxes and applicable deductions will be withheld. In the event Executive is terminated by the Company for Cause pursuant to Section 2(b)(ii)(B) or if Executive voluntarily resigns from employment with the Company pursuant to Section 2(b)(iii)(B) within twelve (12) months of the Commencement Date, Executive will be responsible for reimbursing the Company for the entire signing bonus.  By signing this Agreement, Executive expressly authorizes the Company to withhold the amount of the signing bonus ($250,000.00) from any severance received pursuant to Section 4(e)(i) or 4(f)(i) below or from any other final pay.

(e)            Vacation. Executive shall be eligible to accrue up to thirty (30) days of vacation per year, to be scheduled to minimize disruption to the Company’s operations. Any accrued, unused vacation time will not carry over to a subsequent calendar year and will not be paid to Executive upon termination of employment, unless otherwise required by applicable law.

(f)             Fringe Benefits. Executive shall be entitled to participate in all benefit/welfare plans and fringe benefits provided to Company senior executives. Executive understands that, except when prohibited by applicable law, the Company’s benefit plans and fringe benefits may be amended by the Company from time to time in its sole discretion. The terms of any such benefits shall be governed by the applicable plan documents and Company policies in effect from time to time (and, to the extent this Agreement conflicts with such terms, the terms of such benefit plans shall govern).

(g)            Reimbursement of Expenses. The Company shall reimburse Executive for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time. Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(h)            Indemnification. Executive shall be entitled to coverage under the Company’s Directors’ and Officers’ (“D&O”) insurance policies that it may hold now or in the future to the same extent and in the same manner (i.e., subject to the same terms and conditions) to which the Company’s other executive officers are entitled to coverage under any of the Company’s D&O insurance policies.

(i)             Forfeiture/Clawback. All compensation shall be subject to any forfeiture or clawback policy established by the Company generally for senior executives from time to time and any other such policy required by applicable law.

4.            Payments Upon Termination.

(a)            Definition of Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” means: (i) the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment with Company and has not yet been paid; and (ii) the amount of any expenses properly incurred by Executive on behalf of the Company prior to any such termination and not yet reimbursed. Executive’s entitlement to any other compensation or benefit under any Company plan shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement.

(b)           Termination by the Company for Cause. If Executive’s employment hereunder is terminated by the Company for Cause, then the Company shall pay the Accrued Obligations to Executive within the time provided by law for terminated employees and the Company shall have no further obligations to Executive under this Agreement.

(c)            Termination by Executive Without Good Reason. If Executive’s employment hereunder is terminated by Executive without Good Reason, within the time period provided by law, then the Company shall pay the Accrued Obligations and the 2022 Bonus, if termination pursuant to this subsection occurs following December 31, 2022 and the 2022 Bonus is unpaid (the “Accrued Bonus”). The Company shall have no further obligations to Executive under this Agreement.

(d)            Termination as a Result of Executive’s Disability or Death. If Executive’s employment hereunder terminates as a result of Executive’s Disability or death, the Company shall pay to Executive within the time provided by law (i) the Accrued Obligations; and (ii) a pro-rata portion of Executive’s Annual Performance Bonus for the calendar year in which such termination occurs based on the period worked by Executive during such calendar year prior to termination, with such payment to be made in on one lump sum in accordance with Company’s normal payroll practices and schedules, less all customary and required taxes and employment-related deductions. In addition, on the date of termination of Executive’s employment under this subsection, Executive shall become fully vested in any and all equity awards with time-based vesting that would have vested during the twelve (12) month period following the termination date. The Company shall have no further obligations with respect to any benefit or compensation under this Agreement to Executive hereunder.

(e)            Termination by the Company Without Cause or by Executive For Good Reason. In the event that Executive’s employment is terminated by action of the Company without Cause, or Executive terminates Executive’s employment for Good Reason, then, in addition to the Accrued Obligations and any Accrued Bonus, Executive shall receive the following, subject to the terms and conditions described in Section 4(g) (including Executive’s execution of the Release (as defined herein)):

(i)            Severance Payments. Continuation of payments in an amount equal to Executive’s then-current Base Salary for a twelve (12) month period, less all customary and required taxes and employment-related deductions, in accordance with the Company’s normal payroll practices (provided such payments shall be made at least monthly) (the “Severance Payments”).

(ii)           Pro-Rata Bonus. A pro-rata portion of Executive’s Annual Performance Bonus for the calendar year in which such termination occurs based on the period worked by Executive during such calendar year prior to termination, less all customary and required taxes and employment-related deductions.

(iii)          Equity Acceleration. On the date of termination of Executive’s employment, Executive shall become fully vested in any and all equity awards with time-based vesting that would have vested during the twelve (12) month period following the termination date.

(iv)          Benefits Payments. Upon completion of appropriate forms and subject to applicable terms and conditions under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall continue to provide Executive medical insurance coverage to the same extent that such insurance continues to be provided to similarly situated executives at the time of Executive’s termination with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Executive as in effect on the last day of employment (the “COBRA Payment”), until the earlier to occur of: (A) twelve (12) months following Executive’s termination date, or (B) the date Executive becomes eligible for medical benefits with another employer. Notwithstanding the foregoing, if Executive’s COBRA Payment would cause the applicable group health plan to be discriminatory and, therefore, result in adverse tax consequences to Executive, the Company shall, in lieu of the COBRA Payment, provide Executive with an equivalent monthly cash payment, minus deduction of all amounts required to be deducted or withheld under applicable law, for any period of time Executive is eligible to receive the COBRA Payment. Executive shall bear full responsibility for applying for COBRA continuation coverage and the Company shall have no obligation to provide Executive such coverage if Executive fails to elect COBRA benefits in a timely fashion.

Payment of the above described severance payments and benefits are expressly conditioned on Executive’s execution without revocation of the Release and return of Company property under Section 6. The Company will commence payment of the Severance Payments and the COBRA Payment on the first payroll date following the date on which the Release required by Section 4(g) becomes effective and non-revocable, provided, that if the 60 day period during which the Release is required to become enforceable and irrevocable crosses a tax year, then the payments will be delayed until such subsequent calendar year; provided further that if such payments are delayed until such subsequent year, the first such payment shall be a lump sum in an amount equal to the payments that would have come due since Executive’s separation from service.

(f)            Termination by the Company Without Cause or by Executive For Good Reason Following a Change of Control. In the event that a Change of Control of the Company (as defined below) occurs and (a) within a period of eighteen (18) months following the Change of Control, or (b) within a period of ninety (90) days preceding the Change of Control if the termination is related to the Change of Control, Executive’s employment is terminated without Cause, or Executive terminates Executive’s employment for Good Reason, then, in addition to the Accrued Obligations and any Accrued Bonus, Executive shall receive the following, subject to the terms and conditions described in Section 4(g) (including Executive’s execution of the Release):

(i)            Lump Sum Severance Payment. Payment of a lump sum amount equal to the sum of eighteen (18) months of Executive’s then-current Base Salary, less all customary and required taxes and employment-related deductions (the “Lump Sum Severance Amount”).

(ii)           Pro-Rata Bonus. A pro-rata portion of Executive’s Annual Performance Bonus for the calendar year in which such termination occurs based on the period worked by Executive during such calendar year prior to termination, less all customary and required taxes and employment-related deductions.

(iii)          Equity Acceleration. On the date of termination of Executive’s employment, Executive shall become fully vested in any and all equity awards with time-based vesting outstanding as of the date of Executive’s termination.

(iv)          Benefit Payments. Upon completion of appropriate forms and subject to applicable terms and conditions under COBRA, the Company shall continue to provide Executive medical insurance coverage to the same extent that such insurance continues to be provided to similarly situated executives at the time of Executive’s termination with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Executive as in effect on the last day of employment, until the earlier to occur of: (A) eighteen (18) months following Executive’s termination date, or (B) the date Executive becomes eligible for medical benefits with another employer. Notwithstanding the foregoing, if Executive’s COBRA Payment would cause the applicable group health plan to be discriminatory and, therefore, result in adverse tax consequences to Executive, the Company shall, in lieu of the COBRA Payment, provide Executive with an equivalent monthly cash payment, minus deduction of all amounts required to be deducted or withheld under applicable law, for any period of time Executive is eligible to receive the COBRA Payment. Executive shall bear full responsibility for applying for COBRA continuation coverage and the Company shall have no obligation to provide Executive such coverage if Executive fails to elect COBRA benefits in a timely fashion.

Payment of the above described severance payments and benefits are expressly conditioned on Executive’s execution without revocation of the Release and return of Company property under Section 6. In the event that Executive is eligible for the severance payments and benefits under this Section 4(f), Executive shall not be eligible for any of the severance payments and benefits as provided in Section 4(e). The Company will pay the Lump Sum Severance Amount and will commence payment of the COBRA Payment on the first payroll date following the date on which the Release required by Section 4(g) becomes effective and non-revocable, provided, that if the time period during which the Release is required to become enforceable and irrevocable crosses a tax year, then the payments will delayed until such subsequent calendar year; provided further that if such payments are delayed until such subsequent year, the first such payment shall be a lump sum in an amount equal to the payments that would have come due since Executive’s separation from service.

As used herein, a “Change of Control” shall mean the occurrence of any of the following events: (i) Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company, or any affiliate, parent or subsidiary of the Company, or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions; or (ii) Merger/Sale of Assets. (A) A merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; (B) or the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) Change in Board Composition. A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date of this Agreement, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors, or by a committee of the Board made up of at least a majority of the Incumbent Directors, at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors).

(g)            Execution of Severance Agreement and Release of Claims. The Company shall not be obligated to pay Executive any of the severance payments or benefits described in this Section 4 unless and until Executive has executed (without revocation) a severance agreement and release of claims as described below (the “Release”). The Release shall contain reasonable and customary provisions including a general release of claims against the Company and its affiliated entities and each of their officers, directors and employees as well as provisions concerning non-disparagement, non-competition, non-solicitation, confidentiality, cooperation and the like. The Release must be provided to Executive not later than fifteen (15) days following the effective date of termination of Executive’s employment by the Company and executed by Executive and returned to the Company within sixty (60) days after such effective date. If Executive fails or refuses to return the Release within such 60-day period, Executive’s severance payments and benefits to be paid hereunder shall be forfeited.

(h)           No Other Payments or Benefits Owing. Except as expressly set forth herein, the payments and benefits set forth in this Section 4: (a) shall be the sole amounts owing to Executive upon termination of Executive’s employment for the reasons set forth above, and Executive shall not be eligible for any other payments or other forms of compensation or benefits; (b) shall be the sole remedy, if any, available to Executive in the event that Executive brings any claim against the Company relating to the termination of Executive’s employment under this Agreement; and (c) shall not be subject to set-off by the Company or any obligation on the part of Executive to mitigate or to offset compensation earned by Executive in other pursuits after termination of employment, other than as specified herein with respect medical benefits provided by another employer.

5.             Confidentiality; Prohibited Competition and Solicitation; Inventions Assignment. In light of the competitive and proprietary aspects of the business of the Company, and as a condition of employment hereunder, Executive agrees to execute and abide by the Company’s Employee Covenants, attached as Exhibit A hereto.

6.             Property and Records. Upon the termination of Executive’s employment hereunder for any reason or for no reason, or if the Company otherwise requests, Executive shall: (a) return to the Company all tangible business information and copies thereof (regardless how such confidential information or copies are maintained), and (b) deliver to the Company any property of the Company which may be in Executive’s possession, including, but not limited to, devices, smart phones, laptops, cell phones (the foregoing, “electronic devices”), products, materials, memoranda, notes, records, reports or other documents or photocopies of the same. Executive may retain copies of any exclusively personal data contained in or on the Company-owned electronic devices returned to the Company pursuant to the foregoing. The foregoing notwithstanding, Executive understands and agrees that the Company property belongs exclusively to the Company, it should be used for Company business, and Executive has no reasonable expectation of privacy on any Company property or with respect to any information stored thereon.

7.             Cooperation. During and after Executive’s employment, Executive shall fully cooperate with the Company to the extent reasonable in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company (other than claims directly or indirectly against Executive) which relate to events or occurrences that transpired while Executive was employed by the Company. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive’s employment, Executive also shall fully cooperate with the Company to the extent reasonable in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations pursuant to this section.

8.             Code Sections 409A and 280G.

(a)          In the event that the payments or benefits set forth in Section 4 of this Agreement constitute “non-qualified deferred compensation” subject to Section 409A, then the following conditions apply to such payments or benefits:

(i)            Any termination of Executive’s employment triggering payment of benefits under Section 4 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to the Company at the time Executive’s employment terminates), any such payments under Section 4 that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 8(a) shall not cause any forfeiture of benefits on Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii)           Notwithstanding any other provision with respect to the timing of payments under Section 4 if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” of the Company (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Section 409A, any payments to which Executive may become entitled under Section 4 which are subject to Section 409A (and not otherwise exempt from its application) shall be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Section 4.

(b)            It is intended that each installment of the payments and benefits provided under Section 4 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(c)            Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. The parties intend this Agreement to be in compliance with Section 409A. Executive acknowledges and agrees that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

(d)            If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to a Change of Control (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes, and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

9.            General.

(a)            Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or electronic mail transmission provided acknowledgment of receipt of electronic transmission is provided; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.

Notices to Executive shall be sent to the last known address in the Company’s records or such other address as Executive may specify in writing.

Notices to the Company shall be sent to:

Chief Legal Officer

XL Fleet Corp.

145 Newton Street

Brighton, MA 02315

Attn: James Berklas

or to such other the Company representative as the Company may specify in writing, with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attn: Thomas Burton, Esq.

(b)            Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(c)            Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given and shall not constitute a continuing waiver or consent.

(d)            Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of the Company.

(e)            Governing Law/Dispute Resolution. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of Delaware without giving effect to the conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of Michigan or of the United States of America for the District of Michigan. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts.

(f)             Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(g)            Entire Agreement. This Agreement, together with the other agreements specifically referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(h)           Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes an electronic signature shall be treated as an original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

XL FLEET CORP. By: _____________________________ Name: Title:
EXECUTIVE By: _____________________________ Name: Eric Tech

Exhibit A